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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported):  July 28, 1999 (July 12, 1999)

                                XETA Corporation
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             (Exact name of registrant as specified in its charter)

         Oklahoma                                      0-16231                                 73-1130045
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(State or other jurisdiction                        (Commission                             (IRS Employer
of Incorporation)                                   File Number)                            Identification No.)


    1814 West Tacoma, Broken Arrow, Oklahoma                                                      74012
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    (Address of principal executive offices)                                                   (Zip Code)


Registrant's telephone number, including area code:        918-664-8200
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                                 Not Applicable
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            (Former name or address, if changed since last report.)


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Item 5. Other Events.

         On July 12, 1999, XETA Corporation (the "Company") announced plans to expand beyond the lodging industry into the commercial market by entering the voice and data communications business and has hired Jon A. Wiese, a former executive with Lucent Technologies, Inc., to lead this effort. Mr. Wiese will take the office of President of the Company on August 2, 1999. The Company's current President, Jack R. Ingram, will remain as Chief Executive Officer and Chairman of the Board.

         Mr. Wiese was employed by Lucent since 1989 and held various executive offices since 1990, including President and Corporate Officer of Lucent's International Division based in Brussels. From 1997 until taking the position with the Company, he served as Vice President and Corporate Officer at Lucent and was responsible for its USA sales and service division where he had full P&L responsibility and managed twelve Vice Presidents and 17,000 Lucent employees. His functional responsibilities in this division included marketing, sales, service, human resources, finance, information technology, and order and asset management. Mr. Wiese holds a Bachelor of Science degree in finance and a Master of Business Administration degree in marketing from Oklahoma State University. He is also a 1994 graduate of the Cultural Transformation Program at the London School of Business.

         Mr. Wiese will receive an annual salary of $90,000. In addition, Mr. Wiese will receive quarterly bonuses equal to 25% of the Company's after-tax net income, not to exceed $5,000 per fiscal quarter, and an annual bonus equal to
3.5 % of the Company's after-tax net income for the fiscal year, with the first such bonuses being prorated from August 2, 1999. While Mr. Wiese will begin to accrue salary and bonuses from the starting date of his employment with the Company, no payments will be made until February 1, 2000. In the event Mr. Wiese terminates his employment voluntarily with the Company at any time, he will forfeit all accrued but unpaid bonus compensation. In the event Mr. Wiese's employment is terminated by the Company, Mr. Wiese will be entitled to receive all salary and bonus compensation earned to the date of termination.

         As part of his compensation package, Mr. Wiese was granted an option to purchase 200,000 shares of the Company's common stock at a purchase price equal to the fair market value of the stock on the date of grant. These options will vest in four installments of 50,000 shares each, with the first installment vesting upon commencement of Mr. Wiese's employment on August 2, 1999 and each installment thereafter vesting on the anniversary date thereof. Mr. Wiese's option will be subject to adjustment for any change in the capital stock of the Company resulting from any merger, consolidation or other similar transaction or change in structure, including the July 30, 1999 stock split declared by the Company on July 15, 1999.

         Mr. Ingram's annual salary as Chief Executive Officer and Chairman of the Board will remain at $90,000. His quarterly bonuses will be reduced from 50% to 25% of the Company's after-tax net income, with the maximum amount per quarter reduced from $10,000



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to $5,000, and his annual bonus will be reduced from 7% to 3.5% of the Company's after-tax net income.

         The Company's plan to expand into the commercial market is based upon its belief that changes in the communications market which are currently being seen will cause voice and data networks to converge, leading to a demand within the commercial market for a "single network" distribution channel proficient in both voice and data solutions. The Company intends to establish itself as such a distribution channel through a series of selective acquisitions, supplemented by internal growth. The Company will also continue to further develop its existing position in the lodging industry.

         The Company's expansion plans are predicated, to a large degree, on the acquisition of existing voice and data communications providers. While management believes that market forces are present or emerging which will motivate potential target companies to enter into such transactions, there can be no assurance given that the Company can consummate such an acquisition. Furthermore, the voice and the data markets for commercial businesses are substantial in size and the Company may face competition from larger and better capitalized companies who are pursuing the same growth strategy. Additionally, the Company will likely use a combination of debt and equity capital to finance the contemplated acquisitions. The use of these forms of capital may increase the level of risk associated with the Company's financial condition and could dilute the earnings per share on the Company's core operations from those which would otherwise be reported.

Item 7. Financial Statements and Exhibits.

         None.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     XETA Corporation
                                     (Registrant)


Dated:   July 28, 1999               By:    /s/ Jack R. Ingram
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                                        Jack R. Ingram, President



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